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Exhibit 99.2


GLOBIX CORPORATION REPORTS THIRD FISCAL QUARTER 2004 RESULTS


   THIRD CONSECUTIVE QUARTER OF REVENUE GROWTH AND ATTAINED POSITIVE ADJUSTED
                                     EBITDA



NEW YORK, August 2, 2004 -- Globix Corporation (OTCBB:GBXX) today reported financial results for its Q3 of fiscal year 2004, which ended June 30, 2004. During the quarter, Globix continued to make improvements to its financial position, remaining committed to its goal of sustained positive cash flow and growing its business. A major highlight of the quarter was the achievement of a positive adjusted EBITDA.

Revenue for the quarter was $15.7 million, which was $1.2 million or 8.3 percent higher than the same period in 2003. Additionally, Globix realized an increase in its revenue quarter over quarter. Compared to the quarter ended March 31, 2004, revenue increased $700 thousand, or 4.7 percent from $15.0 million.

Loss from operations was $3.6 million for Q3 of 2004, compared to a loss of $3.4 million for the same period a year earlier. Net loss for the quarter was $5.6 million or 34 cents basic and diluted loss per share, based on 16,460,000 common shares outstanding at the end of the quarter.

During this quarter, Globix increased its recurring service contracts by an average of 1.0 percent per month, compared to an average decrease of 1.7 percent per month for the same period in the prior year.

Globix ended the third quarter with approximately 1,390 customers with average Monthly Recurring Revenue per customer (ARPU) of $3,375. This represents an increase in ARPU of 3.8 percent over Q2, despite a 2.0 percent decrease in total customers. Globix is continuing to attract customers to its higher priced services while successfully providing additional services to its current customer base. Globix attributes this to the greater utilization of its bundled services offerings and the ability to offer the market a suite of managed services, overall addressing a wider range of customer needs.

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On a non-GAAP basis, Adjusted EBITDA was $135 thousand, an improvement of $571 thousand and $1,396 thousand from the quarters ended March 31, 2004 and December 31, 2003, respectively. EBITDA is defined as net loss plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to include or exclude as appropriate (i) non-cash stock based compensation, (ii) impairment charges and (iii) rental income. EBITDA and Adjusted EBITDA are not recognized financial measures under GAAP and do not purport to be alternatives to operating loss as indicators of operating performance. Globix provides information on EBITDA and Adjusted EBITDA because it believes adjusted EBITDA is an indicator of its operating profitability since it excludes items which are not directly attributable to its ongoing business operations and as such, is subjective in nature. Reconciliation between Globix's adjusted EBITDA loss and operating loss is provided later in this press release.

As previously announced, Globix has entered into a merger agreement pursuant to which Globix has agreed to issue stock in exchange for shares of NEON Communications, Inc., a privately held provider of optical networking services for customers in the Northeast and mid-Atlantic markets. Globix intends to schedule its next investor conference call to occur following the effective date of the registration statement that will be filed in connection with the merger.


                GLOBIX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
      (Amounts in Thousands, Except Share and Per Share Data)


                                         June 30,    September 30,
                                           2004            2003
                                         ---------    -------------
                                        (Unaudited)

 Assets
 Current assets:

 Cash and cash equivalents            $     10,954    $     24,503
 Short-term investments                      8,501           7,226
 Marketable securities                         507           1,531
 Accounts receivable, net
   of allowance for
   doubtful accounts of
   $2,163 and $2,646,
   respectively                              5,964           6,012
 Prepaid expenses and
  other current assets                       6,083           4,497
 Restricted cash                             2,068           2,195
                                         ---------       ---------
   Total current assets                     34,077          45,964
 Investments                                 2,233             697
 Investments, restricted                     2,335           4,733
 Property, plant and
   equipment, net                           92,450         162,630
 Intangible assets, net
  of accumulated amortization
   of $3,267 and $1,997,
   respectively                              8,088           8,158
 Other assets                                  426             100
                                         ---------       ---------
    Total assets                         $ 139,609       $ 222,282
                                         =========       =========

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 Liabilities and Stockholders'
   Equity
 Current liabilities:

 Current portion of capital
  lease obligation and
  mortgage payable                      $      562    $      1,510
 Accounts payable                            5,203           5,846
 Accrued liabilities                         9,957          10,159
                                         ----------      ----------

       Total current liabilities            15,422          17,515
 Capital lease obligations,
  net of current portion                       185             374
 Mortgage payable                           19,681          19,912
 11% Senior Notes                           72,202         112,321
 Accrued interest - 11%
  Senior Notes                               1,347           5,182
 Other long term liabilities                 8,153          10,659

 Put-option liability                           --           2,968
                                         ----------      ----------
  Total liabilities                        116,990         168,931
                                         ----------      ----------


 Commitments and contingencies

 Stockholders' Equity:

Common stock, $.01 par
  value; 500,000,000
  shares authorized;
  16,460,000 issued and
  outstanding, for all
  periods presented                            165             165
 Additional paid-in capital                 99,981          97,191
 Accumulated other
   comprehensive income                      4,672           2,401
 Accumulated deficit                       (82,199)        (46,406)
                                         ----------      ----------
   Total stockholders' equity               22,619         53,351
                                         ----------      ----------

   Total liabilities and
     stockholders' equity                $ 139,609       $ 222,282
                                         ==========      ==========

                                      -3-
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                   GLOBIX CORPORATION AND SUBSIDIARIES
              INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
         (Amounts in Thousands, Except Share and Per Share Data)
                                   (Unaudited)



                             For the Three         For the Nine
                              Months Ended        Months Ended
                       ----------------------- -----------------------
                         June 30,   June 30,    June 30,     June 30,
                           2004       2003        2004        2003
                       ----------- ----------- ----------- -----------

 Revenue, net          $   15,729  $   14,519  $   45,143  $   46,367
 Operating costs
   and expenses:
  Cost of revenue
   (excluding
   depreciation,
   amortization,
   certain payroll
   and occupancy
   shown below)             4,935       4,601      14,785      15,499
  Selling, general
   and administrative      10,870       9,253      32,554      33,714
  Loss on impairment
   of assets                  --          --       17,972        --
  Depreciation and
   amortization
                            3,519       4,057      10,363      11,900
                       ----------- ----------- ----------- -----------
  Total operating
   costs and
   expenses                19,324      17,911      75,674      61,113
  Other operating
    income                   --           --         --          345
                       ----------- ----------- ----------- -----------
 Loss from operations      (3,595)     (3,392)    (30,531)    (14,401)
  Interest and
   financing expense       (2,466)     (3,758)     (8,975)    (11,223)
  Interest income             100         295         415       1,030
  Other (expense)
   income, net                412         220       1,607         606
  Gain on discharge
   of debt                   --         1,154       1,747       5,925
  Minority interest
   in subsidiary             --           105        --           333
                       ----------- ----------- ----------- -----------
 Loss before income
  taxes                    (5,549)     (5,376)    (35,737)    (17,730)
 Income tax expense            21         --           56        --
                       ----------- ----------- ----------- -----------
 Net loss              $   (5,570) $   (5,376) $  (35,793) $  (17,730)
                       =========== =========== =========== ===========
 Basic and diluted
  loss per share       $    (0.34) $    (0.33) $    (2.17) $    (1.08)
                       =========== =========== =========== ===========

 Weighted average
  common shares
  outstanding--basic
  and diluted          16,460,000  16,460,000  16,460,000  16,460,000
                       =========== =========== =========== ===========

                                      -4-
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        Reconciliation of Loss From Operation to Adjusted EBITDA
                             (Amounts in Thousands)
                                (Unaudited)



                                    For the Three Months Ended
                               -------------------------------------
                                 June 30,    March 31,    December 31,
                                   2004         2004         2003
                                ----------   ----------   ----------

 Loss from operations           $  (3,595)   $  (4,817)   $ (22,119)
 Add Back:
   Depreciation and
    amortization                    3,519        3,473        3,371
   Loss on impairment
    of assets                           0          659       17,313
   Amortization of deferred
     compensation                     (13)         (21)          34
   Rental income                      224          270          140
                                ----------   ----------   ----------

 ADJUSTED EBITDA(LOSS)          $     135    $    (436)   $  (1,261)
                                ==========   ==========   ==========
ABOUT GLOBIX:

Globix (http://www.globix.com)(GBXX) is a leading provider of managed Internet applications and infrastructure services for enterprises. Globix delivers and supports mission-critical applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, and content delivery network. Through Aptegrity, its managed services group, Globix provides remote management of custom and off-the-shelf Web-based applications on any server, anywhere, at any time. By managing such complex e-commerce, database, content management and customer relationship management software for its clients, Globix helps them to protect Internet revenue streams, reduce technology operating costs and operating risk, and improve user satisfaction. Globix's clients are companies which use the Internet as a way to provide business benefits and sustain a competitive advantage in their markets. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including health care, media and publishing, technology and financial services. Globix and its subsidiaries have operations in New York, London, Santa Clara, Fairfield, New Jersey and Atlanta.


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RISK FACTORS AND FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

The Globix Corporation logo is available at:
http://media.primezone.com/prs/single/?pkgid=487
------------------------------------------------


CONTACT:

Lotus Public Relations
Chris Capra
212-922-5885
chris.capra@lotus-pr.com
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